Exhibit K.6

                                                                                                                January 12, 2004

Mr. Gary Granoff

Elk Associates Funding Corp.

747 Third Avenue

New York, NY 10017

Dear Gary:

We are pleased to confirm that we hold available a line of credit for Elk Associates Funding Corp. in the amount of $16,000,000.

Credit availability under this line is subject to the receipt of and continuing satisfaction with current financial and other information which current information is to be furnished by you to the Bank as we may, from time to time, require.

The line of credit expires on March 31, 2004.

As in the past, the line of credit may be withdrawn at the Bank's sole discretion at any time.

If you have any questions, please call me.

                                                                                                                                  Very truly yours,

                                                                                                                                  By:  /s/ Robert J. Fainelli

                                                                                                                                              Robert J. Fainelli

                                                                                                                                              Vice President